Exhibit 99.1
NANOPHASE ANNOUNCES RECORD FIRST QUARTER REVENUE
Revenues Increase 45% and Gross Margin increases 46% Year-Over-Year
Romeoville, IL, April 26, 2007 — Nanophase Technologies (Nasdaq: NANX), a technology leader in nanomaterials and advanced nanoengineered products, announced that for the quarter ending March 31, 2007, total revenue was $2.9 million compared to $2.0 million for the first quarter of 2006. This represents 45% year-over-year revenue growth compared with first quarter 2006 and amounts to the highest quarterly revenue in the company’s history. The first quarter of 2007 is the company’s ninth consecutive quarter of record annual quarter-over-quarter revenue.
Nanophase also narrowed its losses compared with last year. Nanophase reported a first quarter 2007 net loss of $1.2 million, 51% of which was due to noncash items, or $0.06 per share (fully diluted), compared to $1.5 million, or $0.09 per share (fully diluted), in the first quarter of 2006. Measured as a percent of revenue, gross margin grew to 25%, compared to 17% in the first quarter of 2006, for an increase of 46% year-over-year. First quarter gross profit was $713,162 compared with $337,817 a year ago.
“During the quarter, we scaled and delivered eight new commercial volume nanomaterial dispersion products and developed and produced nine new nanomaterial dispersion products at the pilot plant stage, primarily for the industrial coatings and plastic markets,” noted Joseph Cross, Nanophase’s president and CEO. “We were able to expand product sales with several customers and believe that this trend should continue. To meet increased manufacturing requirements, we added over 10% to our manufacturing workforce to be able to meet delivery commitments and forecasted needs going forward.”
“Despite unusually high overtime expense in the first quarter, which was about four times normal, due to scale-up activities and training new personnel, Nanophase was able to grow gross margin on sales year-over-year. Increasing gross margin on sales is a key management goal for 2007-2008. We continue to be optimistic about revenue growth in 2007 and 2008 based on increases in industrial coatings and personal care, as well as throughout our product line.”
Nanophase has scheduled its quarterly conference call for April 26 at 4:00 CDT, 5:00 EDT, which will be hosted by Joseph Cross, president and CEO, and Jess Jankowski, CFO. The call may be accessed through the Company’s website, http://www.nanophase.com, and clicking on the link under Investor Relations and Calendar of Events. If you are unable to attend, a replay will be available through May 3, 2007 by dialing 706-645-9291 and entering code 5970400, or by logging onto the Company’s website and following the above directions.
Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 18 United States and 48 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings or on its website.
This press release contains words such as “expects”, ”shall”, “will” , “believes” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s Form 10K filed March 14, 2007, and other filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies. Based on the detailed financial statements accompanying this release, the Company’s results are stated in approximate terms herein with earnings per share as fully diluted.

NANOPHASE TECHNOLOGIES CORPORATION

BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$967,731	$132,387
Investments	6,430,275	8,434,793
Trade accounts receivable, less allowance for doubtful accounts of $22,000 on March 31, 2007 and December 31, 2006	1,455,313	1,459,391
Inventories, net	1,395,873	923,223
Prepaid expenses and other current assets	556,663	534,407

Total current assets	10,805,855	11,484,201

Equipment and leasehold improvements, net	7,500,448	7,608,326
Other assets, net	698,508	651,218

	$19,004,811	$19,743,745

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$40,294	$32,972
Current portion of deferred other revenue	127,273	127,273
Accounts payable	906,823	478,694
Accrued expenses	1,375,689	1,643,585

Total current liabilities	2,450,079	2,282,524

Long-term debt, less current maturities and unamortized debt discount	1,414,414	1,383,707
Long-term portion of capital lease obligations	64,124	50,552
Deferred other revenue, less current portion	169,697	201,515

	1,648,235	1,635,774

Contingent liabilities:	—	—

Stockholders’ equity:
Preferred stock, $.01 par value, 24,088 shares authorized and no shares issued and outstanding	—	—
Common stock, $.01 par value, 30,000,000 shares authorized; 19,032,509 and 18,995,581 shares issued and outstanding on March 31, 2007 and December 31, 2006, respectively	190,325	189,956
Additional paid-in capital	78,685,670	78,380,962
Accumulated deficit	(63,969,498)	(62,745,471)

Total stockholders’ equity	14,906,497	15,825,447

	$19,004,811	$19,743,745

NANOPHASE TECHNOLOGIES CORPORATION
STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	March 31,
	2007	2006
Revenue:
Product revenue	$2,794,141	$1,918,046
Other revenue	112,296	87,522

Total revenue	2,906,437	2,005,568

Operating expense:
Cost of revenue	2,193,275	1,667,751

Gross Profit	713,162	337,817

Research and development expense	524,164	547,146
Selling, general and administrative expense	1,410,259	1,387,454

Loss from operations	(1,221,261)	(1,596,783)
Interest income	99,626	82,713
Interest expense	(33,047)	(31,224)
Other, net	(69,345)	2,040

Loss before provision for income taxes	(1,224,027)	(1,543,254)

Provision for income taxes	—	—

Net loss	$(1,224,027)	$(1,543,254)

Net loss per share-basic and diluted	$(0.06)	$(0.09)

Weighted average number of basic and diluted common shares outstanding	19,005,846	17,993,237